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                                                                    Exhibit 99.1

                                  [LETTERHEAD]







                     Contact: Darrell W. Crate, Chief Financial Officer Affiliated Managers Group, Inc.
                                     (617) 747-3300

                                     J. David Wimberly, Chairman
                                                    or
                                     Thomas W. Duncan, President
                                     Frontier Capital Management Company, LLC
                                     (617) 261-0777

                   AMG To Make Investment in Frontier Capital
                               Management Company
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BOSTON, MA, OCTOBER 18, 1999 -- Affiliated Managers Group, Inc. (NYSE: AMG) and
Frontier Capital Management Company, LLC ("Frontier") announced today that they have reached a definitive agreement for AMG to acquire a significant equity investment in Frontier.

Frontier is a Boston-based investment adviser managing over $4 billion in growth equities for institutional clients and high net worth individuals. AMG, also based in Boston, is an asset management holding company which acquires majority interests in mid-sized investment management firms while leaving substantial equity ownership with management directly in their own firms. AMG's strategy is to generate growth through investments in additional investment management firms, as well as through the internal growth of its existing firms ("Affiliates"). AMG currently has 14 Affiliates which collectively manage approximately $70 billion in assets, employing a range of investment styles.

"We are very pleased to welcome Frontier and its management team to AMG's family of Affiliates," said William J. Nutt, AMG's Chairman and Chief Executive Officer. "We are particularly impressed with Frontier's depth of talented management, and the firm's numerous long-standing relationships with the clients to whom they have provided superior investment performance. We also find Frontier's record of introducing new products to complement its traditional growth and small cap growth focus to be particularly appealing. Frontier now offers seven growth products, all with strong track records of five years or longer. This broad array of seasoned products offers many diverse avenues in which Frontier can grow in the future."

J. David Wimberly, Frontier's Founder and Chairman, said, "In AMG, we have chosen a partner that shares our commitment to providing ownership in our firm for existing and future generations of management, and offers a solution to our succession planning goals while preserving the Frontier culture." Thomas W. Duncan, Frontier's President, added, "Our partnership with AMG maintains the entrepreneurial incentives for our management team and provides a unique combination of autonomy and assistance. We believe that this affiliation with AMG serves the best interests of our clients and employees."

                                     -MORE-

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AMG to Invest in Frontier Capital Management Company, LLC
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Following the transaction, AMG will own approximately a 70% interest with
Frontier management holding the remaining 30%. Frontier's operations will remain unchanged and current management will continue to oversee the operations of their firm. In addition, certain key employees of Frontier will sign long term employment agreements with the firm.

Founded in 1980, Frontier provides investment services to a diverse client base including public and private pension and profit sharing plans, foundations, endowments, Taft-Hartley accounts, and high net worth individuals. Since 1994, Frontier's assets under management have increased through a combination of investment performance and net client cash flow at a compound annual growth rate of 25%. The Frontier approach to asset management is a highly disciplined stock selection process driven by intensive internal research which targets companies with prospects for above-average earnings growth over extended time periods. The firm offers seven investment management products: small-cap growth equity, growth equity, capital appreciation, mid-cap growth equity, large-cap growth equity, balanced, and long/short investment partnerships.

AMG addresses the succession and transition issues facing the principals of growing mid-sized investment management firms. AMG's innovative transaction structure allows individual members of each Affiliate's management to retain or receive significant direct ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development, and operations support.

The transaction is expected to close upon receipt of customary approvals.
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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, fulfillment of the conditions to the closing of pending investments, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in AMG's Form 10-K for the year ended December 31, 1998.


            FOR MORE INFORMATION ON AFFILIATED MANAGERS GROUP, INC.,
                PLEASE VISIT AMG'S WEB SITE AT WWW.AMG-BOSTON.COM

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